OLIVE GROVE

GAS GATHERING & TREATMENT

FACILITY

CHRISTIAN & MUHLENBERG COUNTIES, KENTUCKY

Gas Gathering and Treatment Agreement

Between

Kentucky USA Energy, Inc.,
321 Somerset Road, Suite 1
London, KY 40741
As Producer; And,

Seminole Energy Services, L.L.C.,
301 East Main Street, Suite 750
Lexington, KY 40507
As Facility Manager; and,

Seminole Gas Company, LLC,
301 East Main Street, Suite 750
Lexington, KY 40507

And

Daugherty Petroleum, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509
As Facility Owners

GAS GATHERING AND TREATMENT AGREEMENT

THIS GAS GATHERING AND TREATMENT AGREEMENT (the "Agreement"), is made and entered into as of this 6th day of August, 2009 ("Effective Date") by and between:

Kentucky USA Energy, Inc., a Delaware Corporation, hereinafter referred to as "Producer"; and,

Seminole Energy Services, L.L.C., an Oklahoma Limited Liability Company, hereinafter referred to as "Facility Manager or Manager"; and,

Seminole Gas Company, L.L.C., an Oklahoma Limited Liability Company; and, Daugherty Petroleum, Inc., a Delaware Corporation, hereinafter referred to collectively as "Facility Owners or Owners"; and,

Producer, Facility Manager, and Facility Owners may hereinafter be referred to individually as "Party" or together as "Parties";

RECITALS:

WHEREAS, Facility Owners own a natural gas treatment facility and approximately 10 miles of gathering trunk line upstream thereof, including but not limited to a nitrogen reduction unit and related natural gas dehydration, treatment, compression, gas quality monitoring equipment, and measurement and metering facilities, as well as interconnection facilities with Texas Gas Transmission Company, LLC, downstream thereof upon land located in northeastern Christian and southwestern Muhlenberg Counties, Kentucky; such gathering and treatment facilities and interconnection facilities hereinafter collectively referred to as "Facility or Facilities"; and,

WHEREAS, Producer owns, controls, manages and/or is in custody of a certain supply of natural gas that it desires to tender for gathering and treatment hereunder; and,

WHEREAS, such gas must be gathered and treated prior to delivery to downstream pipeline systems; and,

WHEREAS, Facility Manager has the expertise to gather and treat such gas; and,

WHEREAS, Facility Owners, together with Facility Manager, desire and are willing to provide gathering and treatment services for such gas as tendered by Producer upon the terms and conditions set forth herein,

NOW, THEREFORE, for and in consideration of the terms, conditions and covenants contained herein, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to other definitions set forth in this Agreement, the terms set forth below shall have the meanings set forth opposite each:

1.1 "Facility or Facilities" means the natural gas treatment facility and approximately 10 miles of gathering trunk line upstream thereof, including but not limited to a nitrogen reduction unit and related natural gas dehydration, treatment, compression, gas quality monitoring equipment, and measurement and metering facilities, as well as interconnection facilities with Texas Gas Transmission Company, LLC, downstream thereof, and the appurtenances related thereto or used or obtained in connection therewith; which treatment Facility when operated under Facility Design Conditions is anticipated to be capable of treating up to 7,500 Mcf per day of Gas for the removal of nitrogen to yield residue gas not to exceed three percent (3%) by volume of nitrogen.

1.2 "Btu" means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths (58.5) degrees Fahrenheit to fifty-nine and five tenths (59.5) degrees Fahrenheit at a constant pressure of fourteen and seventy-three hundredths (14.73) psia.

1.3 "Gathering and Treatment Services" means those services performed by Facility Manager on behalf of Facility Owners pursuant to the terms of this Agreement.

1.4 "Cubic Feet" or "Cubic Foot" means the volume of gas which occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen and seventy-three hundredths (14.73) psia.

1.5 "Day" means a twenty-four hour period of time beginning at 9:00 o'clock a.m., Central Standard Time, on any calendar day and ending at 9:00 o'clock a.m., Central Standard Time, on the following calendar day.

1.6 "Facilities Receipt Point" means the physical point of interconnection between the production facilities of Producer and the inlet flange to the Facilities located at a point designated by Manager.

1.7 "Gas" means any mixture of hydrocarbons or hydrocarbons and non-combustible substances, in a gaseous state.

1.8 "Maximum Daily Volume" refers to the maximum daily volume of Producer's Gas that Owners shall be obligated to gather and treat on a firm basis and shall be equal to 2,500 Mcf per day. Producer may tender and Owners may accept for gathering and treatment on an interruptible basis a volume in excess of Producer's Maximum Daily Volume if in the sole judgment of Owners there is sufficient available capacity in the Facilities to accommodate such additional volumes.

1.9 "Mcf" means one thousand (1,000) cubic feet.

1.10 "MMBtu" means one million (1,000,000) Btu.

1.11 "Month" means a period of time beginning at 9:00 o'clock a.m., Central Standard Time, on the first day of a calendar month, and ending at 9:00 a.m., Central Standard Time, on the first day of the following calendar month.

1.12 "Facility Owners" shall have the meaning as set forth in the preamble hereof.

1.13 "Facilities Fuel" or "Fuel" means the actual quantity of gas, expressed in Btus, that is consumed by the Facility in the gathering and treatment of the Producer's gas.

1.14 "Facilities Inlet" shall have the same meaning and may be used interchangeably with the term Facilities Receipt Point until such time as operating conditions necessitate otherwise and the parties so agree in writing.

1.15 "Plant Outlet" means the tailgate, or discharge flange on the downstream side of the Facilities.

1.16 "Facilities Site" shall refer to that approximately three (3) acres of real property in Muhlenberg County owned or otherwise controlled by DPI and Seminole and upon which the Facilities are located.

1.17 "Facility Design Conditions" refers to the operating parameters of the Facility that must be maintained in the sole judgment of Manager in order to comply with the Outlet Gas Quality Specification and to achieve optimum Facility efficiencies and performance.

1.18 "Inlet Gas Quality Specifications" refers to the requirement that gas delivered by Producer at the Facilities Inlet shall be consistent with the representative gas analysis attached hereto as Exhibit A. Except for the nitrogen content of said Gas, such Gas tendered at the Facilities Inlet by Producer shall otherwise meet the gas quality specifications set forth in the Receiving Transporter's pipeline tariff now in effect and as may be changed from time to time, including but not limited to maximum allowable percentages by volume or quantity (individually or in aggregate) of oxygen, carbon dioxide, hydrogen sulfide, helium, hydrogen, or other compound; in addition, said gas shall be commercially free of dust, gum, gum forming constituents, or other solid or liquid matter or fluids, including water vapor or hydrocarbons, that might become separated from the Gas during the processing thereof.

1.19 "Outlet Gas Quality Specification" refers to the requirement that Gas re-delivered to the Producer at the Facilities Outlet shall contain no more than three (3) percent by volume of nitrogen.

1.20 "Receiving Transporter" refers to Texas Gas Transmission, LLC., the interstate pipeline that receives gas from the Facility.

1.21 "Re-Delivery Point" refers to the interconnection between the Facility and the Receiving Transporter.

1.22 "Facility Manager" shall mean Seminole Energy Services, L.L.C. Manger shall be responsible for operation, maintenance, and management of the Facility on behalf of the Owners. Manager shall collect all revenues, cost recovery items and other receivables from Producer or third parties on behalf of the Owners and shall make disbursements to the owners in accordance with the Joint Ownership Agreement.

1.23 "PSIA" or "psia" means pounds per square inch absolute.

1.24 "PSIG" or "psig" means pounds per square inch gauge.

1.25 "Redelivery Point" means the outlet side of the Facility.

1.26 "Gathering and Treatment Services Fees" means the fees due, owing and to be paid to Owners for the Gathering and Treatment Services.

1.27 "Year" means a period of time consisting of three hundred sixty-five (365) consecutive days, commencing as of the date first above written; provided, that any year which contains the day of February 29 will consist of three hundred sixty-six (366) consecutive days.

ARTICLE II

COMMITMENTS; PURCHASE OF GAS; & NETTING

2.1 Producer shall deliver and Owners shall accept at the Facilities Receipt Point up to the Maximum Daily Volume of gas for gathering and treatment provided that the gas so delivered shall conform to the Facility Design Conditions and the Gas Quality Specifications stated herein. If at any time actual operating conditions shall deviate from the Facility Design Conditions stated herein, and/or if Gas tendered by Producer should deviate adversely from Inlet Gas Quality Specifications, then the Facility may continue to gather and treat gas but only if and to the extent that such operations do not create a significant degradation to the Facility or give rise to safety or other concerns in Manager's sole judgment.

2.2 Owners shall provide Gathering and Treatment Services, as well as operations, supervision, maintenance, electricity and repair services for the Facilities. All costs and expenses of operating the Facilities such as maintenance and repair, insurance (casualty, liability, worker's compensation and such other insurance as Owners may elect to purchase), ad valorem taxes, replacements, personnel, supervision, and any other costs and expenses incurred in the operation of the Facilities shall be the responsibility of the Owners.

2.5 Owners shall redeliver to Producer at the Redelivery Point Gas that conforms to the Outlet Gas Quality Specification. The sale of Gas by Producer to Manager at the Redelivery Point shall be governed by that certain Base Contract for Sale and Purchase of Natural Gas and Transaction Confirmation(s) attached hereto as Exhibit B.

2.6 Notwithstanding any other provision hereof, including Article XII, and the aforesaid Base Contract for Sale and Purchase of Natural Gas, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Agreement and the aforesaid Base Contract for Sale and Purchase of Natural Gas such that the party owing the greater amount shall make a single payment of the net amount to the other party otherwise in accordance with Article XII hereof; provided that no payment required to be made pursuant to the terms of any credit support obligation or pursuant to Section 7.3 of the Base Natural Gas Purchase Agreement shall be subject to netting under this Section.

ARTICLE III

TERM

3.1 The primary term of this Agreement shall commence on the first day of the month in which the Facilities Receipt Point has been completed and approved for operations and receipts of Gas in the sole judgment of the Manager and shall continue unabated for five (5) years (the "Primary Term"). Upon expiration of the Primary Term, or upon each annual anniversary thereafter (the "Anniversary Date"), this Agreement shall automatically be extended for a period of one year, and continue and remain in full force and effect on a year-to-year basis thereafter. The Parties may cancel this Agreement upon delivery of written notice to the other Party (the "Termination Notice") at least sixty (60) days prior to the expiration of the Primary Term or sixty (60) days prior to the Anniversary Date. Upon termination, all obligations of the Parties herein, except as to the payment of any amounts due or to become due hereunder for services rendered prior to the termination date and except for those provisions which by their express terms survive termination of this Agreement, shall terminate.

ARTICLE IV

FEES FOR GATHERING AND TREATMENT SERVICES

4.1 Owners agree to provide the Gathering and Treatment Services at the Facilities and Producer agrees to pay to Manager on behalf of the Owners the Gathering and Treatment Services Fees as hereinafter set forth. Payment of the fixed monthly charge set forth hereinafter shall be due and payable during the Term hereof irrespective of whether or not Producer delivers any Gas to the Facilities for Gathering and Treatment Services. Payment of the Gathering and Treatment Services Fees may be suspended only if Owners fail to perform, in accordance with Article II.

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4.2 During the term hereof Producer hereby agrees to pay to the Manager on behalf of the Owners for the Gathering and Treatment Services provided hereunder the following fees:

Fixed Monthly Charge (MDV: 2,500 Mcf per Day):	$5,000 per Month
Incremental Commodity Charge per Mcf Measured at Facilities Inlet :	$0.120 per Mcf
Base Commodity Charge per Mcf Measured at Facilities Inlet:	$0.95 per Mcf

For all volumes, if any, in excess of said Maximum Daily Volume tendered by Producer and accepted for gathering and treatment by Owners on an interruptible basis during the term hereof a charge of $1.06 per Mcf of Gas received at the Facility Receipt Point shall be applied thereto and along with the aforesaid fees associated with Producer's MDV shall be paid by Producer to Manager on behalf of the Owners.

4.3 Producer and Owners acknowledge and agree that there will be a decrease in the quantity of Gas redelivered at the Redelivery Point because of Facilities' Fuel, shrinkage, and loss. Producer shall not deduct any amount from the Gathering and Treatment Service Fees as a result of Facilities Fuel, shrinkage, and loss. All costs for the Facilities Fuel including shrinkage and loss shall be borne solely by Producer.

ARTICLE V

FACILITY RECEIPT POINT AND REDELIVERY POINT

5.1 Producer shall deliver and tender the Gas to the Facility for Gathering and Treatment Services at the Facility Receipt Point. Upon completion of Gathering and Treatment Services, the Gas shall be re-delivered to Producer at the Redelivery Point.

ARTICLE VI

GAS QUALITY

6.1 At the Facility Receipt Point: All Gas delivered by Producer at the Facility Receipt Point shall conform to the specification set forth at paragraph 1.18 hereof.

6.2 At the Redelivery Point: All Gas re-delivered from the Facility to Producer at the Redelivery Point shall conform to the specifications set forth at paragraph 1.19 hereof.

6.3 Producer shall hold the Owners harmless in the event the Gas deliveries are curtailed by a downstream pipeline due to the Gas not meeting the gas quality specifications of said pipeline, except for those gas quality specifications contained within paragraph 6.2 for which the Facility is responsible. Producer agrees that paragraph 4.2 shall not be waived if the foregoing occurs and that Producer shall still be responsible for the payments stated therein to the Manager on behalf of the Owners.

6.4 The Facility may accept the delivery of Gas not conforming to the quality specifications of paragraph 6.1 so long as such acceptance does not create a significant degradation to the Facility, or gives rise to safety or regulatory concerns in Manager's sole discretion. During the time of acceptance of Gas not conforming to the above specification, the Manager and Producer will use commercially reasonable efforts to expeditiously negotiate a mutually acceptable resolution. The acceptance of Gas which does not meet the specifications of paragraph 6.1 shall not be deemed a waiver of the right to require future deliveries to conform to these specifications.

ARTICLE VII

FORCE MAJEURE

7.1 Each Party is excused from performing under this Agreement (except for obligations of Producer to pay the Gathering and Treatment Services Fees, which obligations shall not be delayed or suspended for any reason whatsoever) to the extent it is unable to perform while a "force majeure" condition exists. As used herein, the term force majeure means: acts of God; strikes; lockouts or other industrial disturbances; acts of the public enemy; wars; terrorism; blockades, insurrections; riots; epidemics; landslides; lightning; tornadoes; earthquakes; fires; storms; hurricane warnings; crevasses; floods; washouts; arrests and restraints of government and people; civil disturbances; explosions; breakages or accidents to machinery, lines of pipe, or the Facilities; the necessity for making major repairs or major alternations to machinery, lines of pipe, or the Facilities; freezing of wells, facilities, lines of pipe or the Facilities; partial or entire failure of wells; regulations, orders, laws or proclamations of any governmental authorities, including both civil and military; any failure by third-party transporters to deliver or redeliver gas; and any other causes not within the reasonable control of the Party claiming inability to perform because of a force majeure event, suspension, and which by the exercise of due diligence the Party is unable to prevent, or overcome. Force majeure also includes (a) the inability or the delay of a Party to acquire, at reasonable cost, after the exercise of due diligence, any servitude, right-of-way grants, permits or licenses, and (b) the inability or the delay of a Party to acquire, at reasonable cost, after the exercise of due diligence, any necessary materials, supplies, permits and permissions. Force majeure events shall be remedied as soon as reasonably practicable, provided however, settling labor disputes shall be subject to the sole discretion of the affected Party.

ARTICLE VIII

TITLE TO AND RESPONSIBILITY FOR GAS

8.1 Title to the Gas shall remain at all times with Producer; and, Producer shall be deemed to be in the exclusive custody, control and possession of the Gas until delivery to the Facilities at the Facilities Receipt Point, and upon redelivery by the Owners to Producer at the Redelivery Point. After Producer's delivery of the Gas at the Facilities Receipt Point, the Owners shall be deemed to be in the exclusive custody, control and possession of the Gas until its redelivery from the Facility to Producer at the Redelivery Point. The Party which is in exclusive custody, control and possession of the Gas shall be responsible for all injury, damage or loss, any environmental claims or losses, caused thereby (exclusive of Facilities Fuel), unless such injury, damage or loss is caused by or rising out of the gross negligence of the non-possessory Party.

ARTICLE IX

INDEMNIFICATION

9.1 Producer and the Owners shall indemnify, defend and save harmless each other from and against any and all loss, damage, injury, liability and claims for; (1) injury to or death of persons (including any employee of either Party), or (2) for loss or damage to property (including the property of either Party), including but not limited to any environmental claims or losses, resulting directly or indirectly from either Party's performance of its respective obligations arising pursuant to this Agreement (including the installation, maintenance and operation of the Facilities).

ARTICLE X

GOVERNMENTAL AUTHORIZATIONS

10.1 This Agreement is subject to all valid and applicable laws of the United States and of the state in which it is performed, and to the applicable valid rules, regulations or orders of any regulatory agency, or governmental authority having jurisdiction, and the Parties are entitled to regard all applicable laws, rules and regulations as valid and may comply with them until they are declared invalid by final judgment of a court or competent jurisdiction.

ARTICLE XI

ASSIGNMENT AND CONSENT TO ASSIGNMENT

11.1 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the respective Parties hereto and their successors and assigns, and the covenants, conditions, and obligations of this Agreement shall run for the full term of this Agreement. No assignments of this Agreement, in whole or in part, may be made without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld; provided, however, this Agreement may be assigned to any affiliate without the prior written consent of the non-assigning Party, provided that the assigning Party shall remain liable for the performance of all duties and obligations set forth herein, unless released there from by the non-assigning Party.

ARTICLE XII

BILLING, PAYMENT AND AUDIT

12.1 Subject to the netting provision referred to and agreed to by the Parties in Section 2.5 hereof, Manager shall issue an invoice to Producer for payment of the Gathering and Treatment Services Fees set out in Section 4.2 hereof in connection with Gathering and Treatment Service rendered in the preceding month. All invoices shall be due within fifteen days following receipt thereof by Producer. For purposes of determining the date when Producer is in receipt of an invoice, Producer shall conclusively be presumed to have received an invoice; (1) three (3) business days after the same is deposited in the United States mail with sufficient postage prepaid thereon, (2) on the Day following the Day in which an invoice is deposited with a national carrier for overnight

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delivery or (3) the same date that such invoice is sent to Producer by facsimile transmission provided that Manager receives electronic confirmation of such facsimile transmission. Any invoice not paid in full within fifteen (15) days following receipt by Producer shall bear interest at the then applicable maximum lawful rate of interest.

12.2 During the Primary Term of this Agreement (as the same may be extended) and for a period of two (2) years following termination of this Agreement, each Party and its duly authorized representative (at such Party's sole cost and expense) shall be entitled, upon at least seven days advance written notice, to inspect, review, audit and copy, all measurement, billing and payment records maintained by the other Party which pertains to the Gas covered herein. All such records shall be maintained for two (2) years after payment has been made for the delivery month to which such records pertain. All invoices and payments rendered hereunder shall conclusively be deemed correct unless objected to in writing by a Party within two (2) years after the date of payment for such invoice.

ARTICLE XIII

APPLICABLE LAW & VENUE

13.1 This Agreement shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. Each party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereby irrevocably waives trial by jury in any action or proceeding with respect to this agreement.

ARTICLE XIV

NOTICES AND PAYMENTS

14.1 Any notices required by this Agreement shall be addressed to the Parties hereto at the following addresses and shall conclusively be presumed to have been received three (3) business days after the same is deposited in the United States mail with sufficient postage prepaid thereon, on the Day following the Day in which such notice is deposited with a national carrier for overnight delivery, or the same Day that such notice is sent by facsimile transmission provided that the sending Party receives electronic confirmation of such facsimile transmission.

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Seminole Gas Company, L.L.C. & Seminole Energy Services, L.L.C.
1323 East 71st Street, Suite 300
Tulsa, OK 74136
(918) 492-3075 (fax)
Attention: General Counsel;

With a copy to:

Seminole Energy Services, L.L.C.
301 East Main Street, Suite 750,
Lexington, KY 40507
(859) 254-1126 (fax)
Attention: Brent McDaniel

Kentucky USA Energy, Inc.,
321 Somerset Road, Suite 1
London, KY 40741
(606) 877-8553 (fax)
Attention: Steven D. Eversole

ARTICLE XV

MISCELLANEOUS

15.1 The Parties shall hold the terms of this Agreement, including the commercial terms hereof, confidential and they shall not use the information set forth herein for any purposes other than as contemplated herein, and all such terms and conditions hereof shall be kept confidential by the Parties and their respective directors and officers, employees, legal counsel, advisors, consultants, accounting firms and other agents and representatives and any and all other parties which receive all or any part of the information herein.

15.2 This Agreement constitutes the entire agreement between the Parties. There are no oral promises, side-deals, prior agreements, undertakings, obligations, warranties or representations between the Parties relating to this Agreement other than those specifically set forth herein. This Agreement terminates and supersedes any prior contract for processing of gas between the Parties hereto or their predecessors in interest to the extent such prior contracts may apply to any Gas covered by the terms of this Agreement, effective as of the Effective Date of this Agreement.

15.3 No waiver by either Party of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate, or be construed, as a waiver of any other default or defaults, whether of a like or of a different character.

15.4 Each Party represents and warrants to the other Party that it is duly authorized and empowered to enter into this Agreement, that all requisite approvals, if any, have been obtained, that the execution and performance of this Agreement is not in violation of any law, regulation, ordinance or rule of which such Party is aware, that the execution and performance of this Agreement will not act to cause such Party to be in default or breach of any other agreement to which such Party is a party, that the execution and performance of this Agreement is not volatile of any governing documents of such Party and that each Party hereto is experienced in matters covered hereby and fully capable of performing its obligations hereunder.

15.5 This Agreement shall be binding upon the Parties hereto upon the full execution hereof by the parties.

15.6 This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, devisees, legal representatives, successors and assigns.

15.7 This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Agreement through their authorized representatives as of the date first set forth above.

SEMINOLE GAS COMPANY, L.L.C.

By: ______________________

Name: Brent McDaniel
Title: Senior Vice President

KENTUCKY USA ENERGY, INC.

By: ______________________

Name: Steven D. Eversole
Title: Principal Executive Officer

SEMINOLE ENERGY SERVICES, L.L.C.

By: ______________________

Name: Brent McDaniel
Title: Senior Vice President